Exhibit 99.4

FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

ENZON PHARMACEUTICALS, INC.

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Enzon Pharmaceuticals, Inc.

[            ], 2020

To our Clients:

This letter is being distributed to our clients who are holders of Enzon Pharmaceuticals, Inc. (the “Company”) common stock, $0.01 par value per share (the “Common Stock”), as of 5:00 p.m., New York City Time, on [            ], 2020 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (“Units”). Each Unit consists of one share of newly designated Series C Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and 750 shares of Common Stock. For every 1,105 Subscription Rights held, the holder is entitled to purchase one Unit at a subscription price per Unit of $1,090 (the “Subscription Price”). The Subscription Rights, the Units, and the Preferred Stock are described in the prospectus, dated [            ], 2020 (a copy of which accompanies this notice) (the “Prospectus”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on [            ], 2020 and ends at 5:00 p.m., New York City Time, on [            ], 2020, unless extended by the Company in its sole discretion; provided, however, that the Company may not extend the expiration date of the Rights Offering by more than 30 days past the original expiration date (as it may be extended, the “Expiration Date”).

As described in the Prospectus, holders will receive one Subscription Right for every share of Common Stock owned on the Record Date, evidenced by transferable Subscription Rights certificates (the “Subscription Rights Certificates”). For every 1,105 Subscription Rights held, the holder is entitled to purchase one Unit at the Subscription Price.

The Company will not issue fractional Subscription Rights or fractional Units in the Rights Offering. Accordingly, if you hold shares of Common Stock in an amount other than a whole multiple of 1,105 shares and wish to acquire a certain number of Units in the Rights Offering, you will need to either acquire (i) additional shares of Common Stock in the open market prior to the Record Date or (ii) additional Subscription Rights during the offering period of the Rights Offering, in each case in an amount sufficient to increase your ownership of Subscription Rights to allow you to participate at a level you desire to participate.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Form of Beneficial Owner Election Form

3.	Instructions as to Use of Subscription Rights Certificates

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City Time, on the Expiration Date. You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. A holder may revoke its exercise of its Subscription Rights at any time before the Expiration Date of the Rights Offering, as may be extended, by following the procedures set forth in the section of the Prospectus entitled “Description of the Rights Offering—Revocation Rights.” Any funds remitted to the Subscription Agent will be promptly returned to the holder upon proper revocation.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, YOU SHOULD CONTACT OUR INFORMATION AGENT FOR THE RIGHTS OFFERING, GEORGESON LLC, AT (888) 605-8334 (TOLL FREE).

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